CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of Munder Series Trust, dated October 31, 2010, which is incorporated by reference in the Proxy Statement/Prospectus in the Registration Statement of Munder Series Trust on Form N-14.

We also consent to the reference of our firm under the caption “Financial Highlights” in the Proxy Statement/Prospectus of Munder Series Trust and to the incorporation by reference of our report, dated August 23, 2010, on Munder Small-Cap Value Fund included in the Annual Report to Shareholders for the fiscal year ended June 30, 2010, in this Registration Statement of Munder Series Trust on Form N-14.

ERNST & YOUNG LLP

Boston, Massachusetts
January 21, 2011